AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT


	THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the ?Agreement?), made as of this 1st day of July, 2010, between VANGUARD MALVERN FUNDS, a Delaware statutory trust (the ?Trust?), and MELLON CAPITAL MANAGEMENT CORPORATION, a Deleware corporation (the ?Advisor?).

	WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the ?1940 Act?); and

	WHEREAS, the Trust offers a series of shares known as VANGUARD ASSET ALLOCATION FUND (the ?Fund?); and

WHEREAS, the Trust retained the Advisor to render investment advisory services to the Fund under an Investment Advisory Agreement, dated as of July 1, 1997, which was amended on July 1, 2006 (collectively, the ?Prior Agreement?); and

	WHEREAS, the Trust desires to amend and restate the Prior Agreement in its entirety, and the Advisor is willing to render investment advisory services to the Fund in accordance with the Agreement.

	NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the Trust and the Advisor hereby agree as follows:

WITNESSETH:


1.	Appointment of Advisor.	The Trust hereby employs the Advisor as
investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust?s Board of Trustees (the ?Board of Trustees?) determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the ?Mellon Capital Portfolio?), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. (?Vanguard?), including cash that may be directed to Vanguard for cash management purposes. The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Mellon Capital Portfolio; to continuously review, supervise, and administer an investment program for the Mellon Capital Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust?s officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust?s officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund?s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3.	Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Mellon Capital Portfolio, and is directed to use its best efforts to obtain best execution for such transactions. In selecting brokers or dealers to execute trades for the Mellon Capital Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies established by the Board of Trustees and communicated to the Advisor in writing.

4.	Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

5.	Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements (or, in the case of the Advisor, the financial statements of its parent company, The Bank of New York Mellon Corporation), and such other information with regard to their affairs as each may reasonably request including but not limited to, information about changes in the investment officers of the Advisor who are responsible for managing the Mellon Capital Portfolio.

6.	Compliance. The Advisor agrees to comply with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing (subject to the Advisor?s review and timely implementation), including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. ?Applicable Law? means (i) the ?federal securities laws? as defined in Rule 38a-1(e)(1) under the 1940 Act, as they relate to the services provided by the Advisor to the Trust pursuant to this Agreement, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Mellon Capital Portfolio.

7.	Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The
Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.	 Liability of Advisor. In the absence of (i) misfeasance, negligence, or the violation of applicable law, on the part of the Advisor in performance of its obligations and duties hereunder, (ii) reckless disregard by the Advisor of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Advisor shall not be subject to any liability to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund. Federal and state securities laws and ERISA impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under such laws.

9.	Limitations on Consultations.  The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10.	Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and shall continue in effect for successive twelve-month periods, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on sixty days? written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days? written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:





       	 If to the Fund, at:
 	Vanguard Asset Allocation Fund
P.O. Box 2600
Valley Forge, PA 19482
Attention: Chris McIsaac